EXHIBIT 10.1

EXCLUSIVE DISTRIBUTION AGREEMENT

THIS EXCLUSIVE DISTRIBUTION AGREEMENT (this “Agreement”) is entered into this 21st day of May, 2009 (the “Effective Date”), between CARBON REDUCER INDUSTRIES, LTD., a Thailand corporation (“CRI”) and CARBON CREDITS INTERNATIONAL, INC., a Nevada corporation (“Licensee).

RECITALS

WHEREAS, CRI has developed and owns all right, title and interest in and to certain proprietary energy reduction products, services and solutions (“CRI Solutions”); and

WHEREAS, CRI desires to grant to Licensee an exclusive, perpetual  license to distribute, market,  sell, license, advertise, sub-license and otherwise commercially exploit the CRI Solutions throughout the Territory (as described below) upon the terms and conditions set forth herein.

AGREEMENT

1.           GRANT OF RIGHTS.  CRI hereby grants to Licensee an exclusive, non-transferable right and license throughout the Territory to distribute, market, sell, license, advertise, sublicense,  and otherwise commercially exploit the CRI Solutions throughout the Territory during the Term. In addition, Licensee shall have the exclusive, non-transferable right and license throughout the Territory to distribute, market, sell, license, advertise, sublicense and otherwise commercially exploit any future CRI Solutions developed by CRI throughout the Territory during the Term.

2.           TERM.  The term of this Agreement shall commence upon the date hereof and shall continue in perpetuity except as otherwise provided in this Agreement. (“Term”).

3.           EXLUSIVITY.  In the event that Licensee does not achieve a minimum of $2,000,000 US in sales during any 12 month period from the date of this Agreement, CRI shall have the option, upon 60 days written notice, to convert this Agreement to a non-exclusive license.

4.           TERRITORY. The territory shall be the world (“Territory”).

5.           LICENSE FEE/ROYALTY.  Upon the execution of this Agreement, Licensee shall pay CRI an initial license fee (the “License Fee”) consisting of 6,000,000 shares of the common stock of Licensee (the “Shares”) based upon a value of $.0001 per share. The Shares shall bear a restrictive legend in accordance with the rules and regulations of the Securities and Exchange Commission, shall be non-assessable and free and clear of any and all liens and encumbrances. In addition, Licensee shall pay CRI a royalty of 15% of the gross proceeds (as defined in Section 5 below) received by Licensee from the commercial exploitation of the CRI Solutions.

6.           PRODUCT PURCHASE/LEASING.  Licensee shall purchase or lease CRI Solutions from CRI upon a mutually acceptable pricing or leasing schedule for each of the CRI Solutions to be provided by CRI upon the execution of this Agreement.  Licensee shall receive any and all  gross proceeds received or generated from any such sales, leasing, sub-licensing or commercial exploitation of the CRI Solutions. For purposes of this Agreement “gross proceeds” shall include, but shall not be limited to, any and all proceeds derived from CRI Solution sales, leasing, sub licensing or from revenue sharing arrangements with any customer based upon the cost savings resulting to the customer which are generated from the use of any CRI Solution whether generated by Licensee or any sub-licensee of Licensee.

7.           MARKETING COSTS AND EXPENSES. Except as otherwise set forth in this Agreement, Licensee shall be responsible for all of its selling, marketing, leasing and licensing costs and related expenses.

8.           WARRANTY, MAINTENANCE AND SUPPORT.  CRI hereby agrees to warrant all CRI Solutions sold or leased to Licensee and Licensee’s customers in accordance with CRI’s established warranty policies, as amended from time to time. CRI also agrees to maintain and support the CRI Solutions, and to provide upgrades, modifications and enhancements to Licensee and its customers and end-users at CRI’s sole cost and expense. Licensee shall incur no obligation to warrant, support or maintain any of the CRI Solutions sold, licensed or leased to Licensee’s customers/end-users or any sub-distributor of Licensee or its customers/end-users.

9.           REPRESENTATIONS AND WARRANTIES OF CRI.  CRI represents and warrants to Licensee that

9.1.         CRI owns all right, title and interest in and to the CRI Solutions.

9.2.         CRI has full authority to enter into this Agreement and effectuate the transactions contemplated hereunder, and that executing this Agreement shall not infringe upon any third party right.

8.3          CRI shall secure and pay for all third party licenses, permissions and consents that are required to be obtained by CRI under this Agreement and/or which are otherwise necessary for Licensee to lawfully exercise the rights and/or licenses granted to it in this Agreement.

10.         REPRESENTATIONS AND WARRATIES OF LICENSEE.  Licensee represents and warrants to CRI that it has obtained any and all necessary approvals, and has the authority to enter into this Agreement.

11.         CRI AUDIT RIGHT. The parties agree that CRI shall have the right, through independent auditors, at its own expense and upon reasonable notice on a mutually agreeable date no more than once in any twelve month period, to audit all books and records as well as related Licensee purchase orders, shipping invoices and all other related records having to do with the selling, leasing, licensing, shipping and billing of the CRI Solutions by Licensee. If in fact Licensee is found to have been delinquent in rendering proper and accurate statements and related payments in excess of 5% to CRI, then Licensee shall be liable and responsible to immediately, within seven (7) business days of written notice from CRI, pay CRI the total difference owed by virtue of the audit, and they shall also be responsible to pay CRI 100% of the actual auditing costs within seven (7) business days of presentation of a certified invoice.  If in fact no such delinquency is found, then CRI shall compensate Licensee for their actual costs of the audit.

12.         GENERAL.

12.1        Governing Law and Venue. This Agreement shall be governed and interpreted in accordance with the laws of the State of Nevada without regard to principles of conflict of laws. Nevada courts (state or federal) will have the exclusive jurisdiction over any controversies regarding this Agreement; any action or other proceeding which involves such a controversy will be brought in such Nevada courts and not elsewhere.

12.2        Assignment.  Neither party shall assign any of its rights or obligations under this Agreement other than, with prior written consent of the other, to an entity owning or acquiring all or substantially all of its stock or assets.

12.3        Publicity; Licensee Marks.  In no event shall CRI or Licensee publish or otherwise release any press release or other article, announcement or publication concerning this Agreement or the subject matter related hereto without first obtaining the other party’s written approval thereof, and to the content and timing thereof, which approval may be given in its sole discretion.  In no event shall CRI or Licensee use any trademark, service mark, or trade name of the other party without the prior written approval of the rights-holder in such trademark, service mark, or trade name.

12.4        Remedies.  To the extent permitted by applicable law, the rights and remedies of the Parties provided under this Agreement are cumulative, and the exercise or failure to exercise any particular right or remedy will not be in limitation of any other right or remedy, whether hereunder, at law or equity or by contract.

12.5        Confidentiality.  Each party shall use its reasonable efforts to (i) keep confidential the terms of this Agreement and all other information obtained from the other party pursuant to this Agreement, provided that such terms and/or information are identified, in writing, as confidential, (ii) keep confidential all information which is specifically designated in writing as “trade secret” for so long as the information remains secret, and (iii) not divulge to or discuss with any third parties the results of any testing and/or evaluation of the CRI Solutions which Licensee may carry out under this Agreement.  All business terms of this Agreement are to be considered as confidential.  Except as otherwise specified in section (ii) of this Section 12.5, these obligations shall survive for a period of two (2) years following the date of the termination of the Term, but such obligations shall not apply to information already known to the recipient at the time of disclosure and not subject to terms of confidentiality, independently developed by the recipient, or otherwise generally publicly available.  Notwithstanding anything to the contrary contained in this Section 12.5, it shall not be deemed to be a breach of this Section 12.5 of this Agreement if either party is required to disclose confidential information pursuant to: (a) any statute, regulation, order, subpoena or document discovery request, provided that, if allowed by applicable law, prior written notice of such disclosure is furnished to the disclosing party as soon as practicable in order to afford the disclosing party an opportunity to seek a protective order (it being agreed that if the disclosing party is unable to obtain or does not seek a protective order and the receiving party is legally compelled to disclose such information, disclosure of such information may be made without liability); or (b) in connection with an audit or review by any taxing authority, provided that, if allowed by applicable law, prior written notice of the request thereof is furnished to disclosing party.

12.6        Entire Agreement.  This Agreement constitutes the entire agreement between the parties, and supersedes any and all prior written or oral agreement or understanding relating to the same subject matter.  No change to this Agreement will be effective unless made in writing and signed by both parties.

12.7        Headings.  The use of headings in each Section of this Agreement are for convenience only and will have no legal effect whatsoever.

IN WITNESS WHEREOF,  the parties hereto have executed this Agreement as of the Effective Date.

	CARBON REDUCER INDUSTRIES, LTD.		CARBON CREDITS INTERNATIONAL, INC.

By:	/s/ Kevin Matthews	By:	/s/ Hans J. Schulte
	Kevin Matthews		Hans J. Schulte
	President		President